Exhibit 99.1

Mitesco’s Centcore Unit Expands into the $26 Billion Edge Computing Market with a Compact, Low-Power Solution

New hybrid platform delivers a small-footprint, energy-efficient option for residential, rural, and small-business deployments

VERO BEACH, Fla., July 15, 2026 (GLOBE NEWSWIRE) -- Mitesco, Inc. (OTCQB: MITI) (“Mitesco” or the “Company”) today announced the continued expansion of its small-format data center strategy through the development of a new edge computing services platform. The initiative features a distributed network of edge computing nodes specifically designed for deployment in residential, rural, and small-business environments. Branded as “TC/DC,” the platform leverages a compact, low-power, hybrid architecture intended to enable scalable and cost-efficient edge infrastructure in underserved markets. Prototype testing is expected to commence in the latter part of the third quarter of fiscal 2026, with initial field deployments targeted for the first quarter of fiscal 2027.

Brian Valania, CEO, explained the effort in this way: “We recognize the resistance in many communities to large-format data centers whose massive power needs may undermine the overall interests of the local population. We think a better alternative is a nationwide network of very small-format, low-power systems as nodes in a highly connected network configuration, generally following the approach known as ‘edge computing.’ We have been working on a design called the “TC/DC” for some time and think that system pricing and availability have settled at a level to make it viable in volume.”

When asked about timing, Valania said, “We expect to have our first demonstration units operating by late Q3 of fiscal 2026, with initial commercial deliveries targeted for Q1 of fiscal 2027. Subject to component availability and market adoption, we believe the TC/DC platform has the potential to scale to approximately 10,000 deployed units within 18 to 24 months.

The TC/DC architecture is differentiated by its compact footprint and low-power hybrid design, enabling deployment in locations that are typically inaccessible to traditional data center infrastructure. This includes residential properties, rural and remote sites, and small-business environments.”

Valania continued, “Our model transforms these locations into participants in a distributed edge computing network, creating opportunities for hosts to generate recurring revenue while also benefiting from dedicated, private computing resources. We believe this approach can significantly expand the addressable market for edge infrastructure while providing users with a cost-effective alternative to consumption-based cloud and AI token pricing models.”

“Another interesting potential market for these installations is public housing, where this sort of solution could provide access and perhaps incremental revenue to offset rising costs in the affordable housing segment,” added Valania.

As defined by industry experts, edge computing is the practice of processing and storing data closer to where it is generated, enabling faster response times, lower latency, and near real-time analytics. Rather than relying solely on centralized data centers, edge computing utilizes a distributed network of micro data centers that process and store data locally while seamlessly transmitting relevant information to cloud-based platforms for additional storage, analysis, and management. The global edge computing market size was valued at $18.64 billion in 2025 and is projected to grow from $25.63 billion in 2026 to $267.42 billion by 2034, exhibiting a CAGR of 34.10% during the forecast period. North America dominated the edge computing market with a market share of 35.70% in 2025. According to industry experts, 75% of data will be created outside central data centers by 2025.

See: https://www.fortunebusinessinsights.com/edge-computing-market-103760

When asked about its distribution strategy, Valania was quick to reference its own A.I. application software: “Interestingly we are especially well positioned to pursue residential installations through the potential user group for Robo-Agent, which is an enterprise-level solution to be used initially by residential real estate agents. This group, with over 1 million active participants, calls on homeowners every day and could use the incremental revenue from an installation of TC/DC to help a homeowner better qualify for a mortgage, or offset other costs of homeownership. We are also employing our potential Robo Agent user base to reach out to homebuilders that may see this as a value-add for their new homebuyers. Recently Pulte Homes announced a 100-home test of a new residential mini-data center in conjunction with Span, a startup providing power management solutions. Our approach is less obtrusive, is not hard-wired into a home, and requires no permits or special installation services; it is more like an appliance.”

See: https://www.realtor.com/news/trends/nvidia-pultegroup-span-date-center-backyard/

Centcore’s technical advisor, Glenn Kupsch, who operates Adaptive IT, Inc. (www.GetadaptiveIT.com), will head up the network design and will implement the managed services offering (MSO) for key clients. Brian Valania will drive the marketing and implementation for TC/DC products. The TC/DC will be available as a fully “hybrid,” battery-driven design, with multiple processor options from several vendors and packaging available for use inside the home, inside the garage, or in fully exterior locations.

About Mitesco, Inc.

Mitesco (OTC-QB: MITI) is a growth-oriented technology company focused on platforms that improve efficiency, access, and affordability. With deep experience in business transformation, the Company deploys capital toward both organic initiatives and strategic acquisitions that enhance shareholder value.

For inquiries, call 610.888.7509 or visit www.mitescoinc.com.

About Centcore, LLC

Centcore, a division of Mitesco, Inc., is the Company’s dedicated data center business unit. Centcore provides secure, scalable cloud services tailored to modern enterprise and public sector needs. Centcore is a trusted provider across industries, offering certified infrastructure and high-availability solutions.

For more information, visit www.centcoreusa.com.

About Vero Technology Ventures, LLC

Vero Technology Ventures is Mitesco’s venture arm investing in productivity-driven cloud technologies designed for business and government applications. Areas of focus include infrastructure, process automation, analytics, and data center tooling. Entrepreneurs seeking capital and collaboration are invited to connect at info@mitescoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements related to expansion into new operations, data center development, and software acquisition initiatives. Words such as expects, anticipates, aims, projects, intends, plans, believes, estimates, seeks, assumes, may, should, could, would, foresees, forecasts, predicts, targets, commitments, and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Actual results may differ materially due to risks including financing availability, execution risk, litigation exposure, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, available at www.sec.gov.

Investor Contact:

Jimmy Caplan
jimmycaplan@me.com
(512) 329-9505

Company Contact:
Brian Valania
bvalania@centcoreusa.com
(610) 888-7509